Exhibit 99.2

Lantronix, Inc. – Second Quarter Fiscal 2024 Earnings Call

Prepared Remarks

Rob: Introduction & Safe Harbor

Good afternoon everyone and thank you for joining the second quarter fiscal 2024 conference call. Joining us on the call today are Saleel Awsare, Chief Executive Officer, and Jeremy Whitaker, Chief Financial Officer.

A “live” and archived webcast of today’s call will be available on the company’s website. In addition, you can find the call-in details for the phone replay in today’s earnings release.

During this call, management may make forward-looking statements which involve risks and uncertainties that could cause our results to differ materially from management's current expectations. We encourage you to review the cautionary statements and risk factors contained in the earnings release, which was furnished to the SEC today and is available on our website, and in the Company’s SEC filings such as its 10-K and 10-Qs. Lantronix undertakes no obligation to revise or update publicly any forward-looking statements to reflect future events or circumstances.

Please refer to the news release and the financial information in the investor relations section of our website for additional details that will supplement management’s commentary.

Furthermore, during the call the company will discuss some non-GAAP financial measures. Today's earnings release, which is posted in the investor relations section of our website, describes the differences between our non-GAAP and GAAP reporting, and presents reconciliations for the non-GAAP financial measures that we use.

With that, I’ll now turn the call over to Saleel Awsare, Lantronix President and CEO.

Saleel: Business Overview

Thanks, Rob, and thank you, everyone, for joining us on the call today. I'm happy to be speaking to you for the first time since I joined at the end of November. I am pleased to report record results for the second quarter of FY 2024, with total revenues of $37M in FYQ2, an increase of 18% compared to the same period of 2023 and an increase of 12% over the last quarter and we expect record revenue for Fiscal 2024. I'm optimistic about the future of Lantronix, given our wide array of leadership in technology, strong product pipeline and growing customer engagements.

I thought it would be helpful to provide some of my background and why I joined Lantronix as well also discuss some of the initiatives that I’m driving in the short-term.

For more than 25 years I’ve navigated the high-tech landscape driving success across hardware, software and services. Most recently, I was the SVP & GM of the Enterprise & Mobile business at Synaptics, the company’s largest division. Prior to that I ran the IoT division. While at Synaptics, I made significant changes, streamlining operations, prioritizing customer centricity and implementing robust go-to-market methodologies that led to significant gross margin and profitability improvements.

Across multiple companies, including Conexant, Winbond and Synaptics, I have established a track record of business performance improvement across a range of metrics.

When the Lantronix opportunity was presented, it was quickly apparent to me that there is much potential to be unlocked. The macro trends of IoT are accelerating and Lantronix, with its unique portfolio of Secure Compute & Connect solutions is perfectly positioned to capitalize on this momentum. From wireless routers, programmable telematics, Out-of-Band Management, Edge Compute modules and a rapidly growing secure custom solutions business, we have the breadth and depth to be the differentiated and trusted Western supplier of IoT solutions providing unparalleled global reach and coverage

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As the new President and CEO, I see myself as a steward of shareholder capital and I take that responsibility seriously. You’ll find me to be direct, results oriented and focused on building a profitable, growing business. In my first sixty days, I’ve met with many customers, partners, and employees, immersing myself in our strengths and opportunities. However, my focus remains on enhancing performance. We’ve launched multiple initiatives, including a Strategic Portfolio Review, delving deeply into various areas like Engineering, Operations and Marketing.

In Q2, we made our first volume shipments to our smart grid customer and we have the backlog in place to drive a strong ramp for the remainder of the year. In fiscal 2025, we expect to transition to a run rate business, receiving purchase orders against our existing design win and in line with lead times. Having just met with the customer in Europe, I am happy to say the relationship has deepened and I expect this to be a long-term engagement.

Other noteworthy business highlights include the commencement of volume shipments of our Fox 3 Gateway device to a major telecom player. This device enables tracking, data collection, communications, and diagnostics in power-critical applications. Initial deployments will be in generators supplying cell towers. This adoption is driven by mandates in power backup systems and state energy reporting standards. And finally, our Out of Band products continue to perform well with our large enterprise customers resuming purchases.

Before I hand the call over to Jeremy to review the Q2 financials in more detail, I’d like to conclude by saying I’m really excited about the opportunity ahead for Lantronix. Since I’ve been on board, I’ve been impressed with our team, the broad portfolio of technology and IP, and our great customers. We have a lot of work ahead of us as we continue down the path of transformation, but I’m confident we have the building blocks in place to drive Lantronix to become an even stronger company, built on differentiated and sustainable franchises that generate profitable growth.

I’ll now turn the call over to Jeremy Whitaker, Lantronix Chief Financial Officer.

Jeremy: Financial Results

Thank you, Saleel,

Now, I will provide the financial results and some business highlights for our second quarter of fiscal year 2024 before commenting on our financial targets for the remainder of the fiscal year.

For FQ2 2024, we reported revenue of 37.0 million, an all-time record for Lantronix, driven by initial production shipments to a smart grid solutions provider. Revenue was up 12 percent and 18 percent from the sequential and year ago periods, respectively.

IOT system solutions increased by 21 percent and 54 percent from the sequential and year ago periods, respectively. The increase was primarily driven by initial production shipments for our lead smart grid customer, as noted previously. In addition, the year-over-year increase was impacted by strong sales from Out of Band deployments. For the remainder of the fiscal year, we expect continuing growth from our IoT system solutions, driven by the production ramp of our smart grid customer, continued strength in Out of Band, and telematics asset tracking solutions to a tier one telecom carrier.

Sequentially, embedded IOT solutions were up 3 percent with meaningful contribution from our lead EV customer design-in. As expected, we experienced a year-on-year decline in embedded IOT solutions as the year ago period included a large enterprise video customer design win that ended in FQ4 2023.

In FQ2 2024, Software and Services revenues were down sequentially, primarily a function of the completion of two large design services projects that have transitioned into production.

GAAP gross margin was 40.6 percent for FQ2 2024 compared to 42.7 percent in the prior quarter and 43.8 percent in the year ago quarter.

Non-GAAP gross margin was 41.6 percent for FQ2 2024 compared to 44.0 percent in the prior quarter and 44.6 percent in the year ago quarter.

The decline in gross margin was primarily a function of a change in product mix from the prior quarter and increased logistics costs. For FQ3 2024, we expect gross margins in a similar range.

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GAAP SG&A expenses for FQ2 2024 were 10.2 million compared with 9.8 million in the year-ago quarter and 9.2 million in the prior quarter. The sequential increase in GAAP SG&A was primarily due to costs related to variable and share-based compensation partially offset by cost cutting activities.

GAAP R&D expenses for FQ2 2024 were 4.7 million, compared with 5.1 million in the year-ago quarter and prior quarter.   The decline was primarily related to cost-cutting efforts.

Company-wide, we reduced headcount by approximately 7 percent during FQ2 2024. Over the last several quarters we have reduced headcount by approximately 10 percent as part of our ongoing efforts to capture cost synergies from our previous acquisitions, run the business more efficiently and improve operating margins.

GAAP net loss was 2.6 million, or 7 cents per share during FQ2 2024 compared to GAAP net loss of 2.6 million, or 7 cents per share, in the year ago quarter.

Non-GAAP net income was 2.9 million, or 8 cents per share during FQ2 2024 compared to non-GAAP net income of 1.4 million, or 4 cents per share, in the year ago quarter.

Now turning to the balance sheet.

We ended FQ2 2024 with cash and cash equivalents of 22.1 million, an increase of 2.7 million from the prior quarter.

Working capital was 51.9 million, an increase of 1.8 million from the prior quarter.

Net inventories were 42.8 million as of FQ2 2024, a decrease of 3.0 million from the prior quarter.

Now turning to our outlook. For the third quarter of fiscal 2024 we expect: Revenue in a range of 38 to 42 million; and Non-GAAP EPS in a range of 0.09 to 0.13 cents per share.

For fiscal 2024 we are updating our annual guidance to: Revenue in a range of 155 to 165 million and Non-GAAP EPS in a range of 0.35 to 0.45 cents per share.

The change in our annual guidance is primarily due to lower expected sales for our embedded IOT solutions as a result of two factors: a general slowdown in our broad-based channel business as customers work through their inventories, and an embedded compute design win in video applications that was slated for revenue in the second half of fiscal 2024 that pushed into fiscal 2025.

We remain optimistic on the business and are on track to deliver a record year on both the top & bottom lines with 18 to 26 percent organic revenue growth and over 50 percent growth in non-GAAP EPS.

With that we complete our prepared remarks for today so I will now turn it over to the operator to conduct our Q&A session.

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